UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hardy, A. Thomas
   12507 Hummingbird Way
   Sellersburg, IN  47172
   USA
2. Issuer Name and Ticker or Trading Symbol
   ProxyMed, Inc.
   PILL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Division Head
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.001 par val|12/30/|P   |V|240,950           |A  |N/A        |240,950            |I     |Hardy Family LP            |
ue                         |98    |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$11.75  |01/04|A   |V|44,000     |A  |01/04|01/04|Common Stock|44,000 |$11.75 |44,000      |D  |            |
                      |        |/99  |    | |           |   |/99  |/09  |            |       |       |            |   |            |
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Employee Stock Option |$11.00  |08/11|A   |V|32,667     |A  |08/11|08/11|Common Stock|32,667 |$11.00 |76,667      |D  |            |
                      |        |/99  |    | |           |   |/00  |/04  |            |       |       |            |   |            |
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Employee Stock Option |$11.00  |08/11|A   |V|32,667     |A  |08/11|08/11|Common Stock|32,667 |$11.00 |109,334     |D  |            |
                      |        |/99  |    | |           |   |/01  |/04  |            |       |       |            |   |            |
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Employee Stock Option |$11.00  |08/11|A   |V|32,666     |A  |08/11|08/11|Common Stock|32,666 |$11.00 |142,000     |D  |            |
                      |        |/99  |    | |           |   |/02  |/04  |            |       |       |            |   |            |
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Series C 7% Conv. Pref|$1.00   |06/29|A   |V|3,000      |A  |N/A* |N/A  |Common Stock|300,000|$1.00  |442,000     |I  |Hardy Family|
erred Stock           |        |/00  |    | |           |   |     |     |            |       |       |            |   | LP         |
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Warrants              |$1.00** |06/29|A   |V|150,000    |A  |07/07|06/28|Common Stock|150,000|$1.00  |592,000     |I  |Hardy Family|
                      |        |/00  |    | |           |   |/01* |/05  |            |       |       |            |   | LP         |
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Employee Stock Option |$1.53   |07/11|A   |V|100,000    |A  |07/11|07/11|Common Stock|100,000|$1.53  |692,000     |D  |            |
                      |        |/00  |    | |           |   |/01  |/10  |            |       |       |            |   |            |
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Employee Stock Option | $1.53  |07/11|A   |V|100,000    |A  |07/11|07/11|Common Stock|100,000|$1.53  |792,000     |D  |            |
                      |        |/00  |    | |           |   |/02  |/10  |            |       |       |            |   |            |
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Employee Stock Option |$1.53   |07/11|A   |V|100,000    |A  |07/11|07/11|Common Stock|100,000|$1.53  |892,000     |D  |            |
                      |        |/00  |    | |           |   |/03  |/10  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
*Convertible Preferred and Warrant Shares are subject to a 12-month lockup, which may be extended an additional
12 months at the discretion of the Placement
Agent.
**Subject to anti-dilution adjustment as provided in the Warrant
Agreement.
SIGNATURE OF REPORTING PERSON
A. Thomas Hardy
DATE
August 4, 2000